Exhibit 10.1

Information Resource Engineering, Inc.
8029 Corporate Drive
Baltimore, MD 21236
Tel: 410.931.7500
Fax: 410.931.7524
www.ire.com

June 8, 1999

Carole Argo
22340 Rolling Hill Lane
Laytonsville, MD 20882

Dear Carole,

        In our discussions with you, it has become clear to me and the others at IRE that your abilities and qualifications are an excellent match to our needs. As such, we are pleased to offer you the position of Senior Vice President, Chief Financial Officer, reporting directly to me. In this role, you will have the title, authority, and responsibilities commensurate with your position as IRE's Chief Financial Officer.

        Our proposed compensation plan includes an annual salary of $150,000 paid on a bi-weekly basis and annual incentive compensation, targeted at 35% of annual salary, based upon achievement of the company's annual profit plan. We propose to prorate incentive compensation for the remainder of 1999 and will also guarantee that half of the prorated amount will be earned in 1999.

        In addition, you will be granted an option to purchase 40,000 shares of IRE common stock. This option will be priced at the NASDAQ closing price for IRE shares on your first day of employment, which we propose to be July 6, 1999. In order to assist you in your move to Baltimore, IRE will provide reimbursement for household moving expenses up to a maximum of $10,000. You will also be entitled to participate in, or be covered by, the Health and/or Retirement Plans adopted by the Company from time to time. A summary of IRE's current benefits is attached.

        Your stock options will vest on an annual basis over a period of three years from the date of your employment. However, should IRE be acquired by another company your options will be subject to early vesting on the following schedule:

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  If the acquisition occurs within twelve months of your employment, 50% of your options will vest upon the acquisition.

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  If the acquisition occurs more than twelve months from your employment, 100% of your options will vest upon the acquisition.

        Although we hope and expect that your employment relationship with IRE will be long-term, either you or IRE may terminate this relationship at any time, for any reason, with or without cause or notice. Should IRE terminate employment for any reason, we would provide a full salary severance period of six months.

        If the foregoing confirms our understanding, please sign and return the enclosed copy of this letter promptly via the enclosed FedEx package. We are looking forward to working with you and hope that your relationship with IRE and its people will be a rewarding and enjoyable experience.

Sincerely,

/s/ Anthony A. Caputo
Anthony A. Caputo
Chief Executive Officer

        I accept and agree to the terms and conditions of employment as set forth in this letter.

/s/ Carole D. Argo Carole Argo	June 14, 1999 Date